Exhibit 2.1

AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT, dated as of January 31, 2024, is by and among Xos, Inc., a company existing under the laws of the State of Delaware (“Xos”), and ElectraMeccanica Vehicles Corp., a corporation existing under the laws of the Province of British Columbia (“EMV”).

W I T N E S S E T H:

WHEREAS, Xos and EMV entered into an arrangement agreement dated January 11, 2024 (the “Arrangement Agreement”);

WHEREAS, Xos and EMV wish to amend the Arrangement Agreement and the Plan of Arrangement in accordance with Section 9.02 of the Arrangement Agreement and Article 6 of the Plan of Arrangement;

WHEREAS, in this Amendment Agreement, all capitalized terms shall have the meanings given to them in the Arrangement Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

Article I.
Amendments to the Arrangement Agreement

Section 1.1               Amendments

(1)	Schedule B to the Arrangement Agreement is hereby deleted in its entirety and replaced with Schedule A to this Amendment Agreement.

(2)	Recital A of the Arrangement Agreement is hereby deleted in its entirety and replaced by the following:

Xos proposes to acquire (or cause its permitted assignee to acquire) all of the issued and outstanding common shares in the capital of EMV (the “EMV Shares”) pursuant to an arrangement under Part 9, Division 5 of the Business Corporations Act (British Columbia) (the “BCBCA”) on the terms and subject to the conditions set out in the Plan of Arrangement (as defined herein), subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement and the Plan of Arrangement or made at the direction of the Court (as defined herein) in the Final Order (as defined herein) (the “Arrangement”).

Article II.
General Provisions

Section 2.1               Remainder of Arrangement Agreement

Except as expressly set forth herein, this Amendment Agreement shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Arrangement Agreement, all of which shall continue to be in full force and effect. On and after the date hereof, each reference in the Arrangement Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the Arrangement Agreement in any other agreements, documents or instruments executed and delivered pursuant to, or in connection with, the Arrangement Agreement, will mean and be a reference to the Arrangement Agreement as amended by this Amendment Agreement.

Section 2.2               Representations and Warranties of the Parties

(1)	EMV hereby represents and warrants to Xos and acknowledges and agrees that Xos is relying upon such representations and warranties in connection with the entering into of this Amendment Agreement and the consummation of the Arrangement, that the representations and warranties of EMV set forth in Paragraph (a) of Schedule C to the Arrangement Agreement and, mutatis mutandis (insofar as such representations are applicable to this Amendment Agreement), in Paragraphs (b), (c) and (e) of Schedule C to the Arrangement Agreement are true and correct as of the date hereof.

(2)	Xos hereby represents and warrants to EMV and acknowledges and agrees that EMV is relying upon such representations and warranties in connection with the entering into of this Amendment Agreement and the consummation of the Arrangement, that the representations and warranties of Xos set forth in Paragraph (a) of Schedule D to the Arrangement Agreement and, mutatis mutandis (insofar as such representations are applicable to this Amendment Agreement), in Paragraphs (b), (c) and (e) of Schedule D to the Arrangement Agreement are true and correct as of the date hereof.

Section 2.3               General Provisions

The provisions of Section 9.02 [Amendments], Section 9.03 [Notices], Section 9.06 [Third Party Beneficiaries], Section 9.07 [Waiver], Section 9.08 [Entire Agreement], Section 9.09 [Successors and Assigns], Section 9.10 [Severability], Section 9.11 [Governing Law], Section 9.12 [Rules of Construction] and Section 9.13 [No Liability] of the Arrangement Agreement shall apply to this Amendment Agreement, mutatis mutandis.

Section 2.4               Counterparts

This Amendment Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall be considered one and the same agreement. The exchange of a fully executed Amendment Agreement (in counterparts or otherwise) by electronic delivery in .pdf format shall be sufficient to bind the Parties to the terms and conditions of this Amendment Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment Agreement to be duly executed on its behalf as of the day and year first above written.

XOS, INC.

By:	/s/ Dakota Semler
Name: Dakota Semler
Title: Chief Executive Officer

ELECTRAMECCANICA VEHICLES CORP.

By:	/s/ Susan E. Docherty
Name: Susan E. Docherty
Title: Chief Executive Officer

Schedule A
PLAN OF ARRANGEMENT

Schedule B
Plan of Arrangement

PLAN OF ARRANGEMENT UNDER THE PROVISIONS OF DIVISION 5 OF PART 9 OF THE
BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

Article 1
INTERPRETATION

1.01	Definitions.

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

(a)	“Anticipated Effective Date” means the date, as agreed by Xos and EMV in writing at least 15 calendar days prior to the EMV Meeting, anticipated to be the Effective Date;

(b)	“Anticipated Effective Time” means 12:01 a.m. Pacific Time on the Anticipated Effective Date;

(c)	“Arrangement” means an arrangement under Division 5 of Part 9 of the BCBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations to this Plan of Arrangement made in accordance with the terms of the Arrangement Agreement and this Plan of Arrangement or made at the direction of the Court in the Interim Order or Final Order with the consent of EMV and Xos, each acting reasonably;

(d)	“Arrangement Agreement” means the arrangement agreement dated January 11, 2024 to which this Plan of Arrangement is attached as Schedule B, and all schedules annexed thereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the provisions thereof;

(e)	“BCBCA” means the Business Corporations Act (British Columbia);

(f)	“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Los Angeles, California or Vancouver, British Columbia;

(g)	“Code” means the United States Internal Revenue Code of 1986, as amended;

(h)	“Consideration” means the number of Xos Shares to be issued to each EMV Shareholder pursuant to this Plan of Arrangement in exchange for the transfer to Xos of one EMV Share, such number being equal to the product obtained by multiplying:

(i)	the quotient obtained by dividing (A) one by (B) the number of EMV Outstanding Shares; by

(ii)	the product obtained by multiplying (A) the Net Cash Percentage by (B) 0.21; by

(iii)	the quotient obtained by dividing (A) the number of Xos Outstanding Shares by (B) the difference between (1) one and (2) the product obtained by multiplying the Net Cash Percentage by 0.21,

such number being subject to adjustment in the manner and in the circumstances contemplated in Section 2.16 of the Arrangement Agreement;

(i)	“Consideration Shares” means the Xos Shares to be issued as the Consideration pursuant to this Plan of Arrangement;

(j)	“Court” means the Supreme Court of British Columbia or other court of competent jurisdiction, as applicable;

(k)	“Depositary” means Computershare Trust Company of Canada or any other depositary or trust company, bank or financial institution agreed to between Xos and EMV, each acting reasonably, for the purpose of, among other things, exchanging certificates representing EMV Shares for the Consideration Shares in connection with the Arrangement;

(l)	“Dissent Procedures” has the meaning set out in Section 4.01;

(m)	“Dissent Rights” has the meaning set out in Section 4.01;

(n)	“Dissenting Shareholder” means a holder of EMV Shares who dissents in respect of the Arrangement in strict compliance with the Dissent Procedures;

(o)	“Effective Date” means the date upon which the Arrangement becomes effective, as set out in Section 2.08 of the Arrangement Agreement;

(p)	“Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date or such other time as EMV and Xos agree in writing before the Effective Date;

(q)	“EMV” means ElectraMeccanica Vehicles Corp., a corporation existing under the laws of the Province of British Columbia;

(r)	“EMV Arrangement Resolution” means the special resolution of the EMV Shareholders approving the Arrangement and the transactions contemplated by the Arrangement Agreement to be considered at the EMV Meeting, substantially in the form of Schedule A to the Arrangement Agreement;

(s)	“EMV DSUs” means the outstanding deferred share units issued pursuant to the EMV Incentive Plan;

(t)	“EMV In-the-Money Amount” means the numerical value that is equal to (i) the EMV Share Closing VWAP, minus (ii) the exercise price for an EMV In-the-Money Option;

(u)	“EMV In-the-Money Option” means an EMV Option in respect of which the EMV In-the-Money Amount is a positive amount;

(v)	“EMV Incentive Plan” means the 2020 Stock Incentive Plan of EMV effective May 29, 2020, as amended;

(w)	“EMV Meeting” means the special meeting of EMV Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider, among other things, the EMV Arrangement Resolution;

(x)	“EMV Option Plan” means the 2015 Stock Option Plan of EMV dated June 11, 2015, as amended;

(y)	“EMV Options” means the outstanding stock options to purchase EMV Shares issued pursuant to the EMV Incentive Plan and the EMV Option Plan;

(z)	“EMV Out-of-the-Money Option” means each EMV Option other than an EMV In-the-Money Option;

(aa)	“EMV Outstanding Shares” means the total number of common shares in the capital of EMV outstanding immediately prior to the Anticipated Effective Time expressed on an as-converted-to-common-share basis assuming the conversion or exercise of all EMV In-the-Money Options, EMV RSUs, EMV PSUs and EMV DSUs, all as contemplated in this Plan of Arrangement;

(bb)	“EMV PSUs” means the outstanding performance share units issued pursuant to the EMV Incentive Plan;

(cc)	“EMV RSUs” means the outstanding restricted share units issued pursuant to the EMV Incentive Plan;

(dd)	“EMV Securityholders” means, collectively, the EMV Shareholders, the holders of EMV Options, the holders of EMV RSUs, the holders of EMV PSUs and the holders of EMV DSUs;

(ee)	“EMV Share Closing VWAP” means the volume weighted average price of an EMV Share on Nasdaq, rounded to four decimal places, and determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours, for the five consecutive trading days ending on the third complete trading day prior to (and excluding) the Effective Date, as reported by Bloomberg;

(ff)	“EMV Shareholders” means the holders of the EMV Shares;

(gg)	“EMV Shares” means the common shares in the capital of EMV;

(hh)	“Final Order” means the final order of the Court approving the Arrangement, after being informed of the intention to rely upon the exemption from registration pursuant to Section 3(a)(10) of the U.S. Securities Act with respect to the Consideration Shares to be issued pursuant to the Arrangement, in a form acceptable to EMV and Xos, each acting reasonably, as such order may be amended by the Court (with the consent of both EMV and Xos, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both EMV and Xos, each acting reasonably) on appeal;

(ii)	“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, ministry, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the above, (iii) any quasi-governmental or private body or person exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing or (iv) any stock exchange;

(jj)	“Interim Order” means the interim order of the Court pursuant to Section 291 of the BCBCA, after being informed of the intention to rely upon the exemption from registration pursuant to Section 3(a)(10) of the U.S. Securities Act with respect to the Consideration Shares to be issued pursuant to the Arrangement, in a form acceptable to EMV and Xos, each acting reasonably, providing for, among other things, the calling and holding of the EMV Meeting, as such order may be amended by the Court with the consent of EMV and Xos, each acting reasonably;

(kk)	“Letter of Transmittal” means the letter of transmittal delivered by EMV to the EMV Shareholders for use in connection with the Arrangement;

(ll)	“Nasdaq” means The Nasdaq Stock Market LLC;

(mm)	“Net Cash” means the dollar value of the unrestricted free cash and marketable securities of EMV and its Subsidiaries as of the Anticipated Effective Time, after deducting all accrued but unpaid (in each case as of the Anticipated Effective Time) short and long-term liabilities, including:

(i)	benefits, retention or other bonuses or payments to EMV officers and employees (including any deferred or contingent termination pay or severance payments that would be payable after the Anticipated Effective Time, except to the extent waived in connection with the Arrangement), and the amount of any employer-side payroll taxes owed in connection with the foregoing;

(ii)	costs for procuring “tail” policies of directors’ and officers’ liability insurance; and

(iii)	financial, legal, accounting and other advisory service costs of EMV,

but for certainty without deducting any post-Anticipated Effective Time real estate lease liabilities, contingent liabilities and other unaccrued liabilities;

(nn)	“Net Cash Percentage” means:

(i)	in the event that Net Cash is equal to or greater than US$46,500,000 and equal to or less than US$50,500,000, 100%;

(ii)	in the event that Net Cash is greater than US$50,500,000, a percentage equal to the quotient of (i) Net Cash divided by (ii) US$50,500,000; and

(iii)	in the event that Net Cash is less than US$46,500,000, a percentage equal to the quotient of (i) Net Cash divided by (ii) US$46,500,000;

(oo)	“person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status;

(pp)	“Plan of Arrangement” means this plan of arrangement, subject to any amendments or variations hereto made in accordance with Article 6 hereto or the Arrangement Agreement or made at the direction of the Court in the Final Order with the prior written consent of EMV and Xos, each acting reasonably;

(qq)	“Securities Laws” means the Securities Act (British Columbia) together with all other applicable Canadian provincial and territorial securities laws, rules and regulations and published policies thereunder, the U.S. Exchange Act, the U.S. Securities Act and all other applicable U.S. federal and state securities laws and rules and regulations promulgated thereunder, together with the applicable rules of the Nasdaq;

(rr)	“Subsidiary” has the meaning specified in National Instrument 45-106 – Prospectus Exemptions as in effect on the date of this Plan of Arrangement;

(ss)	“Tax Act” means the Income Tax Act (Canada);

(tt)	“Taxes” means all federal, state, provincial, territorial, county, municipal, local or foreign taxes, duties, fees, excises, premiums, assessments, imposts, levies, fees, contributions, tariffs or other charges, withholdings, liabilities or assessments of any kind whatsoever imposed, assessed or collected by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis and whether or not the same is a primary liability, including but not limited to (i) those levied on, or measured by, or described with respect to, income, net income, gross income gross receipts, royalty, profits, gains, inventory, windfalls, capital, capital gains, capital stock, production, recapture, transfer or conveyance, land transfer, license, gift, occupation, wealth, alternative minimum, add-on minimums, environment or natural resources, net worth, unclaimed property, indebtedness, surplus, sales, sales and use, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, recording or documentation, withholding (including backup withholding or otherwise), business, transactions, privileges, franchising, premium, real or personal property, intangible property, ad valorem, windfall profits, countervail, health, rent or lease payments, employer health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions and including any estimations of any of the foregoing; (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii); (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise arises due to or in connection with a relationship for Tax purposes with any person; and (iv) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation, including but not limited to any obligation to pay for or to indemnify any other person, and including as a result of being a transferee or successor in interest to any party;

(uu)	“U.S. Exchange Act” means the United States Securities Exchange Act of 1934;

(vv)	“U.S. Securities Act” means the United States Securities Act of 1933;

(ww)	“Xos” means Xos Inc or its permitted assignee(s) under the Arrangement Agreement and their respective successors;

(xx)	“Xos Excess Shares” has the meaning set out in Section 3.02;

(yy)	“Xos Inc” means Xos, Inc., a company organized under the laws of the State of Delaware, whose registered office is at 3550 Tyburn St., Los Angeles, CA 90065;

(zz)	“Xos Options” means the outstanding stock options to purchase Xos Shares;

(aaa)	“Xos Outstanding Shares” means the total number of shares of common stock in the capital of Xos Inc outstanding immediately prior to the Anticipated Effective Time expressed on an as-converted-to-common-stock basis assuming the conversion or exercise of all Xos Options and Xos RSUs outstanding immediately prior to the Anticipated Effective Time and including any securities issued by Xos Inc pursuant to any financing contemplated by Section 4.02(1)(f)(iv)(C) of the Arrangement Agreement and completed prior to the Anticipated Effective Time, but excluding any shares of common stock in the capital of Xos Inc issued (or issuable on the conversion or exercise of any securities convertible into Xos Shares issued) pursuant to the completion of any of the Xos Permitted Financings;

(bbb)	“Xos Permitted Financings” has the meaning specified in Section 4.02(1)(f)(iv) of the Arrangement Agreement;

(ccc)	“Xos Public Record” means, since January 1, 2023, all documents and instruments filed or furnished by Xos Inc pursuant to Securities Laws;

(ddd)	“Xos RSUs” means the outstanding restricted stock units of Xos Inc, other than the restricted stock units described as “Earn-out RSUs” in the Xos Public Record;

(eee)	“Xos Share Trust” has the meaning set out in Section 3.02; and

(fff)	“Xos Shares” means the shares of common stock in the capital of Xos Inc.

1.02	Interpretation

The following rules of interpretation shall apply in this Plan of Arrangement unless something in the subject matter or context is inconsistent therewith:

(a)	the singular includes the plural and vice versa;

(b)	the word “or” shall not be exclusive unless the context requires;

(c)	where a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(d)	the headings in this Plan of Arrangement form no part of this Plan of Arrangement and are deemed to have been inserted for convenience only and shall not affect the construction or interpretation of any of its provisions;

(e)	all references in this Plan of Arrangement shall be read with such changes in number and gender that the context may require;

(f)	references to “Articles,” “Sections” and “Recitals” refer to articles, sections and recitals of this Plan of Arrangement;

(g)	the use of the words “including” or “includes” followed by a specific example or examples shall not be construed as limiting the meaning of the general wording preceding it;

(h)	the rule of construction that, in the event of ambiguity, the contract shall be interpreted against the party responsible for the drafting or preparation of this Plan of Arrangement, shall not apply;

(i)	the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Plan of Arrangement as a whole and not to any particular Section or other subdivision;

(j)	any reference to a statute is a reference to the applicable statute and to any rules and regulations made pursuant thereto and includes all amendments made thereto and in force, from time to time, and any statute, rule or regulation that has the effect of supplementing or superseding such statute, rule or regulation;

(k)	unless something in the subject matter or context is inconsistent therewith or unless otherwise provided, any reference to a specific agreement, contract or document in this Plan of Arrangement is to that agreement, contract or document, including all schedules, appendices and exhibits thereto, in its current form or as it may from time to time be amended, supplemented, varied, novated, extended, altered, replaced or changed;

(l)	in this Plan of Arrangement, an agreement, representation or warranty for two or more persons is for the benefit of them jointly and each of them individually and an agreement, representation or warranty by two or more persons binds them jointly and each of them individually. A reference to a group of persons or things is a reference to them jointly or individually; and

(m)	the words “written” or “in writing” include printing or any electronic means of communication capable of being visibly reproduced at the point of reception including fax or email.

1.03	Computation of Time

In this Plan of Arrangement, unless something in the subject matter or context is inconsistent therewith, a “day” shall refer to a calendar day and in calculating all time periods the first day of a period is not included and the last day is included and in the event that any date on which any action is required to be taken hereunder is not a Business Day, such action will be required to be taken on the next succeeding day that is a Business Day.

Article 2
ARRANGEMENT AGREEMENT AND BINDING EFFECT

2.01	Arrangement Agreement.

This Plan of Arrangement is made pursuant to the Arrangement Agreement.

2.02	Binding Effect.

This Plan of Arrangement will become effective and be binding at and after the Effective Time on EMV, EMV Securityholders (including Dissenting Shareholders), Xos Inc and its permitted assignee(s) under the Arrangement Agreement and their respective successors, the registrar and transfer agent of EMV and the Depositary, without any further act or formality required on the part of any person except as expressly provided herein.

Article 3
ARRANGEMENT

3.01	Arrangement.

The following transactions shall occur and shall be deemed to occur and be completed in the following order on the Effective Date without any further act or formality, in each case effective as at five minute intervals starting at the Effective Time (unless stated otherwise):

(a)	notwithstanding the terms of the EMV Incentive Plan, at the Effective Time:

(i)	(A) each EMV DSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall unconditionally and immediately vest and shall be settled by EMV in exchange for one EMV Share, subject to applicable withholdings; (B) each holder of an EMV DSU shall be entered in the register of EMV Shareholders maintained by or on behalf of EMV as the holder of the EMV Share issued therefor and such EMV Share shall be deemed to be issued to such holder of the EMV DSU as a fully paid share in the capital of EMV, provided that no certificate or book-entry statement shall be issued with respect to such EMV Share; (C) each EMV DSU shall be immediately cancelled and the holder of such EMV DSU shall cease to be the holder thereof and to have any right as a holder of an EMV DSU; and (D) the name of each holder of each EMV DSU shall be removed from the register of EMV DSUs maintained by or on behalf of EMV and all agreements relating to EMV DSUs shall be terminated and shall be of no further force and effect;

(ii)	(A) each EMV PSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall unconditionally and immediately vest and shall be settled by EMV in exchange for one EMV Share, subject to applicable withholdings; (B) each holder of an EMV PSU shall be entered in the register of EMV Shareholders maintained by or on behalf of EMV as the holder of the EMV Share issued therefor and such EMV Share shall be deemed to be issued to such holder of the EMV PSU as a fully paid share in the capital of EMV, provided that no certificate or book-entry statement shall be issued with respect to such EMV Share; (C) each EMV PSU shall be immediately cancelled and the holder of such EMV PSU shall cease to be the holder thereof and to have any right as a holder of an EMV PSU; and (D) the name of each holder of each EMV PSU shall be removed from the register of EMV PSUs maintained by or on behalf of EMV and all agreements relating to EMV PSUs shall be terminated and shall be of no further force and effect;

(iii)	(A) each EMV RSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall unconditionally and immediately vest and shall be settled by EMV in exchange for one EMV Share, subject to applicable withholdings; (B) each holder of an EMV RSU shall be entered in the register of EMV Shareholders maintained by or on behalf of EMV as the holder of the EMV Share issued therefor and such EMV Share shall be deemed to be issued to such holder of the EMV RSU as a fully paid share in the capital of EMV, provided that no certificate or book-entry statement shall be issued with respect to such EMV Share; (C) each EMV RSU shall be immediately cancelled and the holder of such EMV RSU shall cease to be the holder thereof and to have any right as a holder of an EMV RSU; and (D) the name of each holder of each EMV RSU shall be removed from the register of EMV RSUs maintained by or on behalf of EMV and all agreements relating to EMV RSUs shall be terminated and shall be of no further force and effect;

(iv)	(A) each EMV In-the-Money Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall unconditionally and immediately vest and become exercisable, and each holder of an EMV In-the-Money Option shall be deemed to have elected to assign and transfer each such EMV In-the-Money Option, without any further action by or on behalf of the holder of such EMV Option, to EMV for cancellation in exchange for such number of EMV Shares as is equal to the quotient obtained by dividing (1) the aggregate of the EMV In-the-Money Amount for all EMV In-the-Money Options held by such holder by (2) the EMV Share Closing VWAP, which quotient shall be rounded down to the nearest whole number, subject to applicable withholdings; (B) each holder of an EMV In-the-Money Option that receives one or more EMV Shares pursuant to this Section 3.01(a)(iv) shall be entered in the register of EMV Shareholders maintained by or on behalf of EMV as the holder of the EMV Share issued therefor and such EMV Share shall be deemed to be issued to such holder of the EMV In-the-Money Options as a fully paid share in the capital of EMV, provided that no certificate or book-entry statement shall be issued with respect to such EMV Share; (C) each EMV In-the-Money Option shall be immediately cancelled and the holder of such EMV In-the-Money Option shall cease to be the holder thereof and to have any right as a holder of an EMV In-the-Money Option; and (D) the name of each holder of each EMV In-the-Money Option shall be removed from the register of EMV Options maintained by or on behalf of EMV and all agreements relating to EMV In-the-Money Options shall be terminated and shall be of no further force and effect; and

(v)	(A) each EMV Out-of-the-Money Option issued and outstanding immediately prior to the Effective Time whether vested or unvested shall, without any further action by or on behalf of any holder of such EMV Out-of-the-Money Option, immediately be cancelled without any payment therefor; (B) any holder of such EMV Out-of-the-Money Option shall cease to be the holder thereof and to have any right as a holder of an EMV Out-of-the-Money Option; and (C) the name of each holder of each EMV Out-of-the-Money Option shall be removed from the register of EMV Options maintained by or on behalf of EMV and all agreements relating to EMV Out-of-the-Money Options shall be terminated and shall be of no further force and effect;

(b)	each EMV Share held by a Dissenting Shareholder in respect of which the EMV Shareholder has validly exercised his, her or its Dissent Rights shall be deemed to be transferred and assigned by such Dissenting Shareholder to Xos (free and clear of all liens, charges and encumbrances of any nature whatsoever) in accordance with Section 4.01 and in consideration for a debt claim against Xos for the amount determined under Article 4 and (i) the holder thereof shall cease to be the holder of such EMV Share and to have any rights as a holder of EMV Shares other than the right to be paid fair value as set out in Article 4 and the name of such registered holder shall be removed from the register of EMV Shareholders as of the Effective Time; (ii) the registered holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign such EMV Share; (iii) Xos shall be deemed to be the transferee of such EMV Shares (free and clear of all liens, charges and encumbrances of any nature whatsoever); and (iv) Xos shall be entered in the register of EMV Shareholders maintained by or on behalf of EMV as the holders of any such EMV Shares; and

(c)	each EMV Share (including EMV Shares issued pursuant to Sections 3.01(a)(i), 3.01(a)(ii), 3.01(a)(iii) and 3.01(a)(iv), but excluding any EMV Share transferred from a Dissenting Shareholder pursuant to Section 3.01(b)) shall be transferred by the EMV Shareholder, free and clear of all liens, charges and encumbrances of any nature whatsoever, to Xos and in consideration for such transfer, such EMV Shareholder shall be issued the Consideration and: (i) such EMV Shareholder shall cease to be the holder of the transferred EMV Share and to have any right as a holder thereof, other than the right to be issued the Consideration by Xos in accordance with this Plan of Arrangement; (ii) such EMV Shareholder’s name shall be removed from the register of EMV Shareholders maintained by or on behalf of EMV; (iii) Xos shall be the transferee of such EMV Share, free and clear of all liens, charges and encumbrances of any nature whatsoever; and (iv) Xos shall be entered in the register of EMV Shareholders maintained by or on behalf of the EMV as the holder of such EMV Share.

3.02	No Fractional Shares.

(a)	In no event shall any EMV Shareholder be entitled to a fractional Xos Share. Where the aggregate number of Xos Shares to be issued to an EMV Shareholder as consideration under the Arrangement would result in a fraction of a Xos Share being issuable, the number of Xos Shares to be received by such EMV Shareholder shall be rounded down to the nearest whole Xos Share. In lieu of any such fractional Xos Share, each EMV Shareholder otherwise entitled to a fractional interest in a Xos Share will be entitled to receive a cash payment equal to an amount representing such EMV Shareholder’s proportionate interest in the net proceeds from the sale by the Depositary on behalf of all such EMV Shareholders of the Xos Excess Shares.

(b)	As promptly as practicable following the Effective Time, the Depositary shall determine the excess of (i) the number of Xos Shares issued and delivered to the Depositary pursuant to Article 5 representing the Consideration Shares over (ii) the aggregate number of whole Consideration Shares to be issued to EMV Shareholders pursuant to Section 3.01(c) (such excess the “Xos Excess Shares”). Following the Effective Time, the Depositary shall, on behalf of the former EMV Shareholders, sell the Xos Excess Shares at the then prevailing prices on the Nasdaq. The sale of the Xos Excess Shares by the Depositary shall be executed on the Nasdaq through one or more member firms of the Nasdaq and shall be executed in round lots to the extent applicable. The Depositary shall use its commercially reasonable efforts to complete the sale of the Xos Excess Shares as promptly following the Effective Time as is practicable, consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to former EMV Shareholders, the Depositary shall hold such proceeds in trust for such former EMV Shareholders (the “Xos Share Trust”). The amount of all commissions, transfer taxes and other out-of-pocket transaction costs, including expenses and compensation of the Depositary incurred in connection with such sale of Xos Excess Shares shall be paid by Xos. The Depositary shall determine the portion of the Xos Share Trust to which each former EMV Shareholder is entitled, if any, by multiplying the amount of the aggregate net proceeds composing the Xos Share Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former EMV Shareholder is entitled (after taking into account all EMV Shares held as of immediately prior to the transfer in Section 3.01(c) by such former EMV Shareholder) and the denominator of which is the aggregate amount of fractional Xos Shares to which all former EMV Shareholders are entitled.

(c)	As soon as practicable after the determination of the amount of cash, if any, to be paid to former EMV Shareholders with respect to any fractional Xos Shares, the Depositary shall make available such amounts to such former EMV Shareholders.

3.03	U.S. Tax Matters

For United States federal income tax purposes, the provisions of Section 3.01(c) are intended to constitute a taxable transaction under Section 1001 of the Code, and each EMV Shareholder shall report the transactions consistently with such intention.

3.04	U.S. Securities Laws.

Notwithstanding any provision herein to the contrary, EMV and Xos agree that this Plan of Arrangement will be carried out with the intention, and they will use their commercially reasonable efforts to ensure, that all Xos Shares to be issued in connection with the Arrangement shall be issued and exchanged in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof.

Article 4
RIGHTS OF DISSENT

4.01	Rights of Dissent.

(a)	In connection with the Arrangement, registered holders of EMV Shares may exercise rights of dissent (“Dissent Rights”) with respect to such shares pursuant to and in the manner set forth in sections 237 to 247 of the BCBCA, as modified by the Interim Order and this Section 4.01 (the “Dissent Procedures”); provided that, notwithstanding paragraph 242(1)(a) of the BCBCA, the written objection to the EMV Arrangement Resolution referred to in paragraph 242(1)(a) of the BCBCA must be received by EMV not later than 5:00 p.m. (Vancouver time) on the day that is two Business Days before the date of the EMV Meeting or any date to which the EMV Meeting may be postponed or adjourned and provided further that Dissenting Shareholders who:

(i)	are ultimately entitled to be paid fair value for their EMV Shares (A) shall be deemed to have transferred such EMV Shares to Xos as provided for in Section 3.01(b) without any further act or formality and free and clear of all liens, claims and encumbrances; (B) will be entitled to be paid the fair value of such EMV Shares by Xos, which fair value, notwithstanding anything to the contrary contained in the BCBCA, shall be determined as of the close of business on the day before the EMV Arrangement Resolution was adopted at the EMV Meeting; (C) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights in respect of such EMV Shares; and (D) 100% of any such payment of fair value will be satisfied in Xos Shares with the value of such Xos Shares being based on the volume weighted average price of the Xos Shares on Nasdaq for the five trading days preceding the day the EMV Arrangement Resolution is passed; or

(ii)	are ultimately not entitled, for any reason, to be paid fair value for their EMV Shares shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of EMV Shares and shall receive consideration for their EMV Shares as provided for in Section 3.01(c), but in no case shall EMV, Xos or any other person be required to recognize such persons as holders of EMV Shares after the Effective Time, and the names of such persons shall be removed from the registers of holders of EMV Shares at the Effective Time as provided for in Section 3.01.

(b)	In addition to any other restrictions set forth in the BCBCA and the Interim Order, none of the following shall be entitled to Dissent Rights:

(i)	EMV Shareholders who vote in favour of the EMV Arrangement Resolution; and

(ii)	any holder of any EMV DSUs, EMV PSUs, EMV RSUs and EMV Options.

Article 5
DELIVERY OF XOS SHARES

5.01	Delivery of Xos Shares.

(a)	Upon return to the Depositary of a properly completed Letter of Transmittal by a registered former EMV Shareholder together with any certificate, that immediately before the Effective Time represented one or more outstanding EMV Shares that were exchanged for Xos Shares in accordance with Section 3.01(c) hereof and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder following the Effective Time, (i) certificates or book-entry statements representing Xos Shares that such holder is entitled to receive in accordance with Section 3.01(c) hereof and (ii) the cash amount, if any, that such holder is entitled to receive in accordance with Section 3.02(b) hereof.

(b)	After the Effective Time and until surrendered for cancellation as contemplated by Section 3.01(c) hereof, each certificate, if any, that immediately prior to the Effective Time represented one or more EMV Shares shall be deemed at all times to represent only the right to receive in exchange therefor (i) Xos Shares that the holder of such certificate is entitled to receive in accordance with Section 3.01(c) hereof and (ii) the cash amount, if any, that such holder is entitled to receive in accordance with Section 3.02(b) hereof.

5.02	Distributions with Respect to Unsurrendered Certificates.

No dividends or other distributions declared or made after the Effective Time with respect to Xos Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate that immediately prior to the Effective Time represented outstanding EMV Shares that were exchanged pursuant to Section 3.01 unless and until the holder of record of such certificate has surrendered such certificate in accordance with Section 5.01. Subject to applicable law, at the time of surrender of any such certificate (or in the case of clause (b) below, at the appropriate payment date), there shall be paid to the holder of record of the certificates formerly representing whole EMV Shares, without interest, (a) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Xos Share and (b) on the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Xos Share.

5.03	Lost Certificates.

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding EMV Shares that were exchanged pursuant to Section 3.01(c) has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary shall issue in exchange for such lost, stolen or destroyed certificate, one or more certificates representing one or more Xos Shares (and any dividends or distributions with respect thereto) deliverable in accordance with such holder’s Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the person to whom certificates or book-entry statements representing Xos Shares are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to Xos and its transfer agent and the Depositary in such sum as Xos may direct or otherwise indemnify Xos, its transfer agent and the Depositary in a manner satisfactory to Xos, its transfer agent and the Depositary against any claim that may be made against Xos, its transfer agent and/or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed.

5.04	Extinction of Rights.

Any certificate or book-entry statement that immediately prior to the Effective Time represented outstanding EMV Shares that were exchanged pursuant to Section 3.01(c) and not deposited with all other instruments required by Section 5.01 on or prior to the sixth anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature as a shareholder of Xos Inc or as a former shareholder of EMV. On such date, Xos Shares to which the former registered holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered to Xos together with all entitlements to dividends, distributions and interest thereon held for such former registered holder. None of Xos, EMV or the Depositary shall be liable to any person in respect of any Xos Shares (or dividends, distributions and interest in respect thereof) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

5.05	Withholding Rights.

Each of Xos, EMV and the Depositary, as applicable, shall be entitled to deduct, withhold and remit or pay from (A) any Xos Shares or other consideration otherwise issuable or payable pursuant to this Plan of Arrangement to any holder of EMV Shares and any other person under this Plan of Arrangement, or (B) any dividend or consideration otherwise payable to any holder or recipient of EMV Shares or Xos Shares, such amounts as Xos, EMV or the Depositary, respectively, may be required by law to deduct, withhold and remit or pay with respect to such issuance or payment, as the case may be, under the Tax Act, the Code (and the Treasury Regulations promulgated thereunder), or any provision of provincial, state, local or foreign tax law, in each case as amended. To the extent that amounts are so withheld and remitted or paid to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes hereof as having been paid to the payee or recipient in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent necessary, such deductions and withholdings shall be effected by selling any Xos Shares or other non-cash consideration to which such holder or recipient may otherwise be entitled under this Plan of Arrangement, and Xos, EMV, any of their affiliates and the Depositary are hereby authorized to sell or otherwise dispose, or direct any other person to sell or otherwise dispose, of such portion of the non-cash consideration or non-cash amounts otherwise payable, issuable or deliverable hereunder to such person as is necessary to provide sufficient funds to Xos, EMV, any of their affiliates and the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and none of Xos, EMV, any of their affiliates or the Depositary shall be liable to any person for any deficiency in respect of any proceeds received, and Xos, EMV, any of their affiliates and the Depositary, as applicable, shall notify the relevant person of such sale or other disposition and any amount remaining following the sale, deduction and remittance (net of reasonable costs and expenses) shall be paid to the holder or recipient entitled thereto as soon as reasonably practicable.

Article 6
AMENDMENTS

6.01	Amendments

(a)	EMV and Xos shall be entitled to amend, modify or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that each such amendment, modification or supplement is (i) agreed to in writing by EMV and Xos, (ii) filed with the Court and, if made following the EMV Meeting, approved by the Court (to the extent required by the Court) and (iii) communicated to EMV Shareholders if and as required by the Court.

(b)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by EMV or Xos at any time prior to the EMV Meeting (provided that EMV or Xos, as applicable, shall have previously consented in writing thereto) with or without any other prior notice or communication, and if so proposed and accepted by the persons voting at the EMV Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the EMV Meeting shall be effective only if (i) it is consented to in writing by each of EMV and Xos, and (ii) if required by the Court, it is consented to by EMV Shareholders voting in the manner directed by the Court.

(d)	Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date by EMV and Xos without approval of or communication to the Court or EMV Shareholders, provided that it concerns a matter which, in the reasonable opinions of EMV and Xos, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of EMV Securityholders.

Article 7
FURTHER ASSURANCES

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done or executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.